UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2017

PIERIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 State Street, 9th Floor

Boston, MA 02109

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 857-246-8794

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2017, Pieris Pharmaceuticals, Inc. (the “Company”) and wholly-owned subsidiaries Pieris Pharmaceuticals GmbH and Pieris Australia Pty Ltd. (together with the Company, “Pieris”), entered into a License and Collaboration Agreement (the “Collaboration Agreement”) and a Non-Exclusive Anticalin® Platform Technology License Agreement (the “License Agreement” and together with the Collaboration Agreement, the “Agreements”) with AstraZeneca AB (“AstraZeneca”), pursuant to which the parties will advance several novel inhaled biologic molecules leveraging the unique properties of Pieris’ Anticalin® proteins, including Pieris’ lead inhaled drug candidate, PRS-060.

Under the Agreements, Pieris and AstraZeneca will pursue up to five therapeutic programs, including PRS-060, a first-in-class inhaled IL-4Ra receptor antagonist for the treatment of asthma. Pieris will receive $57.5 million USD in up-front and near-term milestone payments, including $45 million USD of up-front payments and $12.5 million USD for the initiation of the PRS-060 Phase 1 trial. Pieris may receive development, regulatory and sales-based milestone payments not exceeding $2.1 billion USD if all five programs are successfully commercialized. In addition, Pieris will be entitled to receive tiered royalties up to the mid-teens, depending on the product, on sales of products commercialized by AstraZeneca or royalties up to the high teens or a gross margin share on worldwide sales, determined by the level of investment to which Pieris commits, for any co-developed programs. For co-developed programs, the milestone payments are structured to provide Pieris with income in stages in order to contribute to the ensuing phases of development.

Pieris will be responsible for advancing PRS-060 into clinical trials in the second half of 2017 and will conduct a Phase 1 trial, with clinical development costs covered by AstraZeneca. The parties will collaborate thereafter to conduct a Phase 2a clinical trial in asthma patients, with AstraZeneca continuing to fund development costs. After completion of the Phase 2a trial, Pieris has the option to co-develop and subsequently co-commercialize the program in the United States with AstraZeneca. For the other four programs, Pieris will be responsible for the initial discovery of novel Anticalin proteins, after which AstraZeneca will take the lead on continued development. Pieris has the option to co-develop two of these programs beginning at a pre-defined preclinical stage and would also have the option to co-commercialize these programs in the United States, while AstraZeneca will be responsible for development and commercialization of the other programs worldwide.

The term of each Agreement ends upon the expiration of all of AstraZeneca’s payment obligations under such Agreement. The Collaboration Agreement may be terminated by AstraZeneca in its entirety for convenience beginning 12 months after its effective date upon 90 days’ notice or, if Pieris has obtained marketing approval for the marketing and sale of a product, 180 days’ notice. Each program may be terminated at AstraZeneca’s option; if any program is terminated by AstraZeneca, Pieris will have full rights to such program. The Collaboration Agreement may also be terminated by AstraZeneca or Pieris for material breach upon 180 days’ notice of a material breach (or 30 days with respect to payment breach), provided that the applicable party has not cured such breach by the permitted cure period (including an additional 180 days if the breach is not susceptible to cure during the initial 180-day period) and dispute resolution procedures specified in the applicable Agreement have been followed. The Collaboration Agreement may also be terminated due to the other party’s insolvency and may in certain instances be terminated on a product-by-product and/or country-by-country basis. Each party may also terminate the agreement if the other party challenges the validity of patents related to certain intellectual property licensed under the Agreements, subject to certain exceptions for infringement suits, acquisitions and newly-acquired licenses. The License Agreement will terminate upon termination of the Collaboration Agreement, on a product-by-product and/or country-by-country basis.

The Agreements are conditioned upon the expiration or early termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements, which Pieris intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2017. A copy of the press release announcing the Agreements is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release, dated May 3, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2017	PIERIS PHARMACEUTICALS, INC.

	By:	/s/ Lance Thibault
	Name:	Lance Thibault
	Title:	Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 3, 2017.